Exhibit 99.1

N E W S   R E L E A S E

Contact:

Phillip C. Bowman, CEO

Kevin P. Huffman, President, COO

Telephone:  (301) 352-3120

Website:  www.twsb.com

WSB Holdings, Inc. Announces an Improvement in First Quarter Results

BOWIE, MD — April 27 2010 - WSB Holdings, Inc. (Nasdaq: “WSB”), the parent company of Washington Savings Bank, F.S.B., (the “Bank”) today announced results of operations for its first quarter ending March 31, 2010.  WSB reports net earnings of $254,000 or $0.03 per basic and diluted share for the three months ended March 31, 2010, compared to net loss of $1.5 million or $(0.20) per basic and diluted share for the comparable period of the prior year.

“While we continue our efforts on improving asset quality for the Bank, we are pleased to announce our second consecutive quarterly profit with a 117% increase in net earnings compared to the same period last year. Net interest income increased by $272,000, or 10% compared to the same period last year.  This increase is primarily the result of a 29% decrease in the Cost of Funds, which was a result from our ongoing effort to reduce the average rate paid on our borrowings and CD’s.  It is expected that this will continue to benefit WSB for the remainder of 2010,” said Phillip C. Bowman, Chief Executive Officer.  “While we continue to see the stress of the market there are early signs of economic improvement, and we are optimistic that WSB is putting itself in position with its strong capital base to improve asset quality and to continue to show improved performance.”

About The Washington Savings Bank, F.S.B.

The Washington Savings Bank, F.S.B. is a $430 million full service community bank serving the business and consumer needs of the Washington, Baltimore, Annapolis, and Southern Maryland communities.

Headquartered in the Baltimore-Washington corridor, WSB serves the banking needs of growing businesses with commercial lending facilities, commercial real estate financing, residential mortgages, and residential construction financing for both developers and individual home owners.  The Bank offers a full range of deposit services and products for both consumers and businesses, through internet banking and its branches located in Anne Arundel, Prince George, and Charles counties.  Remote deposit capture services for our commercial customers now allow us a commercially viable means to serve the depository needs of businesses beyond our branch network.  The Bank continues to offer temporary FDIC insurance coverage of $250,000 per depositor through December 31, 2013.  This is an extension from the original date of December 31, 2009.  The relevant legislation provides that the FDIC coverage insurance will return to $100,000 on January 1, 2014.

For more information, visit http://www.twsb.com or call 301-352-3120.

FINANCIAL HIGHLIGHTS

(Unaudited)

	Three Months Ended March 31,
	2010	2009	% Change
Interest income	$5,582,000	$6,350,000	(12)%
Interest expense	2,560,000	3,600,000	(29)
Net interest income	3,022,000	2,750,000	10
Non-interest income	466,000	513,000	(9)
Non-interest expenses	3,429,000	3,155,000	9
Provision for Loan Losses	0	2,500,000	100
Net Earnings (Loss)	254,000	(1,533,000)	117
Basic Earnings (Loss) Per Share	0.03	(0.20)	115
Diluted Earnings (Loss) Per Share	0.03	(0.20)	115
Dividends Declared Per Share	0.00	0.04	(100)
Average Shares Outstanding	7,855,732	7,845,299	0
Average Diluted Shares Outstanding	7,879,472	7,845,299	0

	As of
	March 31, 2010	December 31, 2009	% Change
Total Assets	$437,825,000	$437,954,000	(0)%
Total loans held-for-investment	248,338,000	249,236,000	(0)
Total non performing loans to total loans held for investment	10.38%	10.80%	(4)
Allowance as a percentage of total gross
loans held-for-investment	2.88%	3.28%	(12)
Total non-performing loans to total assets	5.89%	6.15%	(4)
Total non-performing assets to total assets	7.08%	7.45%	(5)
Deposits and borrowings	381,227,000	382,821,000	(0)
Total stockholders’ equity	54,148,000	52,857,000	2
Book value per share	$6.89	$6.73	2
Return on average assets	0.23%	(1.26)%	118
Return on average equity	1.88%	(10.58)%	118

	Washington Savings Bank, F.S.B.		To be Considered Well Capitalized Under Prompt Corrective Action		Excess over Levels to be Considered Well Capitalized Under Prompt Corrective Action
As of March 31, 2010:	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 capital (to risk weighted assets)	$47,118,264	17.78%	$15,903,428	6.00%	$31,214,836	11.78%
Total capital (to risk weighted assets)	46,629,938	17.59%	26,505,714	10.00%	20,124,224	7.59%
Core capital (leverage) (to tangible assets)	47,118,264	10.88%	21,652,273	5.00%	25,465,991	5.88%

Forward-Looking Statements: The statements in this release regarding the impact during the remainder of 2010 of the company’s efforts to reduce the cost of funds, future improvements in asset quality and continued improved performance are forward-looking statements within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations and assessments of potential developments affecting market conditions, interest rates and other economic conditions, and are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statement made in this release. Potential risks and uncertainties include, but are not limited to, further deterioration in the housing market or in general economic conditions in our market areas, the impact of new governmental regulations, and unexpected changes in interest rates, deposit flows, loan demand and real estate values, as well as other risks and uncertainties, as described by WSB in its Annual Report on Form 10-K for the year ended December 31, 2009, and in such other reports filed with the Securities and Exchange Commission and Office of Thrift Supervision, which are available on the Bank’s website at www.twsb.com.   WSB will not update forward-looking statements to reflect events or developments after a forward-looking statement was made.